Exhibit 5.1

Law Offices of Thomas E. Puzzo, PLLC

4216 NE 70th St.

Seattle, Washington 98115

Tel:  (206) 522-2256 / Fax:  (206) 260-0111 / E-mail: tpuzzo@msn.com

August 24, 2011

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Bookedbyus Inc., a Nevada corporation;

       Registration Statement on Form S-1, as amended

Ladies and Gentlemen:

We have acted as counsel to Bookedbyus Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1(the “Registration Statement”), filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to (i) the registration, offer and sale of 10,000,000 shares of common stock, par value $0.001 per share, of the Company, by the Company (the “Primary Offering”), and (ii) the registration, offer and resale of up to 5,820,000 shares of common stock, par value $0.001 per share, of the Company, by certain selling stockholders of the Company (the “Stockholder Offering”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that (i) the 10,000,000  shares of common stock being offered and sold by the Company pursuant to the Primary Offering are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable, and (ii) the 5,820,000 shares of common stock being sold by certain selling stockholders of the Company in the Stockholder Offering are duly authorized, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Law Offices of Thomas E. Puzzo, PLLC